As Filed:  July 19, 1996                    SEC File No. 333-3779
=================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               Amendment No. 3 to

                       Registration Statement on Form S-3
                        Under the Securities Act of 1933

                         FORELAND CORPORATION
     (Exact Name of Registrant as Specified in its Charter)

            Nevada                       1070              87-0422812
(State or other jurisdiction       (Primary Standard   (I.R.S. Employer
of incorporation or organization)  Industrial          Identification No.)
                                   Classification
                                   Code Number)

  12596 West Bayaud, Suite 300, Lakewood, Colorado  80228-2019  (303) 988-3122
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 N. Thomas Steele, 12596 West Bayaud, Suite 300, Lakewood, Colorado  80228-2019
                                 (303) 988-3122
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                 James R. Kruse
                         KRUSE, LANDA & MAYCOCK, L.L.C.
                         50 West Broadway, Eighth Floor
                          Salt Lake City, Utah  84101
                           Telephone:  (801) 531-7090
                           Telecopy:  (801) 359-3954
                          CompuServe E-Mail 72204,1417

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   /  /
        --

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   /  /
                                                           --  ----------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement
for the same offering.   /  /
                          --  ----------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
check the following box.   /  /
                            --

                   CALCULATION OF REGISTRATION FEE
=============================================================================================
                                Amount      Proposed Maxi-      Proposed Maxi-   Amount of
Title of Each Class of          to be        mum Offering       mum Aggregate    Registration
Securities Being Registered   Registered    Price Per Unit(1)   Offering Price   Fee(2)
- --------------------------- --------------  --------------      --------------   ------------

Common Stock(3)               3,798,159          $3.9375          $15,192,664        $5,239


[FN]
(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee. The offering price for the common stock being sold by selling stockholders is based on the closing sales price, as quoted on the Nasdaq SmallCapSM Market for the Registrant's Common Stock of $3.9375 as of July 18, 1996 (rule 457(c)), adjusted to give effect to a 3-for-1 reverse stock split of the Registrant's Common Stock effective June 15, 1996.

(2) The Company has previously paid a registration fee of $3,273 relating to the sale of 5,620,006 shares of Common Stock at an estimated price of $1.47, for a total of $8,254,384, and $810 relating to the sale of 1,462,492 shares of Common Stock at an estimated price of $3.50, for a total of $5,125,722. The Company has also previously paid a registration fee of $853 respecting the offer and sale by selling stockholders of 280,604 shares of Common Stock registered on registration statement no. 33-86076. The fee set forth in the table is calculated on the number of shares and estimated offering price after giving effect to a 3-for-1 reverse stock split of the Common Stock.

(3) Consists of shares held by selling stockholders and shares to be held following the conversion of preferred stock of the Registrant and on exercise of common stock purchase warrants. Pursuant to rule 416, there are also being registered such additional securities as may become issuable as a result of the "antidilution" provisions of the preferred stock and warrants.

     Pursuant to rule 429, the prospectus contained in this registration statement also relates to the offer and sale by selling stockholders of 280,604 shares of Common Stock registered in registration statement number 33-86076 and remaining unsold as of the date hereof.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                            Page 1 of        pages.
                                      ------
            Exhibit index appears on consecutive page number       .
                                                             ------


                              FORELAND CORPORATION
                             Cross Reference Sheet

     Cross reference between items of part I of form S-3 and the prospectus filed by Foreland Corporation as part of the Registration Statement.

REGISTRATION STATEMENT ITEM NUMBER AND HEADING              PROSPECTUS CAPTION

1.      Forepart of the Registration Statement and          Front Cover
        Outside Front Cover Page of Prospectus
2.      Inside Front and Outside Back Cover Pages of        Inside Front Cover and
        Prospectus                                          Outside Back Cover
3.      Summary Information, Risk Factors and Ratio of      PROSPECTUS SUMMARY and
        Earnings to Fixed Charges                           RISK FACTORS
4.      Use of Proceeds                                     USE OF PROCEEDS
5.      Determination of Offering Price                     PLAN OF DISTRIBUTION
6.      Dilution                                            DILUTION
7.      Selling Security Holders                            SELLING STOCKHOLDERS
8.      Plan of Distribution                                PLAN OF DISTRIBUTION
9.      Description of Securities                           DESCRIPTION OF
                                                            SECURITIES
10.     Interest of Named Experts and Counsel               EXPERTS and LEGAL
                                                            ATTERS
11.     Material Changes                                    n/a
12.     Incorporation of Certain Information by             Inside Front Cover
        Reference
13.     Disclosure of Commission Position on                n/a
        Indemnification for Securities Act Liabilities

                                                           Subject to Completion
                                                          Preliminary Prospectus

                                                             Dated July 19, 1996

                              FORELAND CORPORATION
                        4,078,763 Shares of Common Stock

     This Prospectus relates to the public offer and sale by certain shareholders (the "Selling Stockholders") of an aggregate of 4,078,763 shares of common stock, par value $0.001 per share (the "Common Stock"), of Foreland Corporation, a Nevada corporation (the "Company"). (See "SELLING STOCKHOLDERS" and "DESCRIPTION OF SECURITIES").

     The Selling Stockholders will offer their Common Stock through or to securities brokers or dealers designated by them in the over-the-counter market or in other transactions negotiated by the Selling Stockholders. Any such sale of Common Stock by Selling Stockholders must be accompanied by, or follow the delivery of, a prospectus filed with a current registration statement relating to the Common Stock being offered, unless a Selling Stockholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Stockholders and any broker, dealer, or agent that participates with the Selling Stockholders in the sale of the Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION.")

     The Company's Common Stock is included on the Nasdaq SmallCapSM Market ("Nasdaq") under the symbol "FORL." On July 18, 1996, the closing sales price for the Company's Common Stock on Nasdaq was $3.9375.

    THE ACQUISITION AND OWNERSHIP OF THE COMMON STOCK INVOLVE A HIGH DEGREE
        OF RISK.  THE COMMON STOCK SHOULD BE PURCHASED ONLY BY INVESTORS
      WHO ARE ABLE TO AFFORD THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT.
                        (SEE "RISK FACTORS ON PAGE 10.")

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER REGULATORY AUTHORITY, NOR HAS THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR REGULATORY AUTHORITY PASSED
               ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR
           ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            Price to      Offering          Proceeds to       Proceeds to
                            Public(1)  Commissions(2)   Selling Stockholders  Company(3)

By Selling Stockholders
  Per Share               $3.9375         --              $3.9375                --
  Total                   $16,060,129     --              $16,060,129            --

[FN]
(1)  The price per share for the securities offered by the Selling
  Stockholders is estimated at the closing sales price quoted by Nasdaq for the Common Stock at $3.9375 on July 18, 1996. The Common Stock may be offered at the current market price, which may vary through the period during which the securities may be offered, or at such other prices as may be negotiated by the Selling Stockholder and the purchaser at the time of sale. (See "LIMITED MARKET FOR COMMON STOCK" in the Company's 1995 10-K.)
(2) The securities to be sold by Selling Stockholders may be sold by them through or to securities brokers or dealers, which sales may involve the payment of commissions by the Selling Stockholders.
(3) Does not reflect expenses of this offering payable by the Company estimated at $20,000. (See "PLAN OF DISTRIBUTION" below.)

                 The date of this Prospectus is July    , 1996.
                                                     ---


     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. However, the Company would receive proceeds upon the exercise of options and warrants held by Selling Stockholders prior to the sale of Common Stock issuable on such exercise. (See "USE OF PROCEEDS.") In connection with this offering, the Company estimates that it will incur costs of approximately $20,000 for legal, accounting, printing, and other costs. Any separate costs of the Selling Stockholders will be borne by them. Commissions or discounts paid in connection with the sale of securities by the Selling Stockholders will be determined by negotiations between them and the broker-dealer through or to which the securities are to be sold and may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors. (See "PLAN OF DISTRIBUTION" below.)

     The Selling Stockholders and any broker, dealer, or agent that participates with the Selling Stockholders in the sale of the Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION" below.)

                       ADJUSTMENTS FOR RECENT STOCK SPLIT

     All share and per share data in this Prospectus have been adjusted to reflect a 3-for-1 reverse stock split of the Common Stock effective on June 15, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's annual report on Form 10-K for the year ended December 31, 1995 ("1995 10-K"), and quarterly report on Form 10-Q for the quarter ended March 31, 1996 ("1st Quarter 10-Q"), are incorporated herein by reference.

     All documents subsequently filed by the Company pursuant to section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to termination of the offering shall be deemed to be incorporated by reference into this
Prospectus.   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to Shareholder Relations, Foreland Corporation, Union Terrace Office Bldg., 12596 West Bayaud, Suite 300, Lakewood, Colorado 80228-2019; telephone (303) 988-3122.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center (13th Floor), 26 Federal Plaza, New York, New York 10048. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

     Additional information regarding the Company and the securities offered hereby is contained in the registration statement and exhibits thereto, of which this Prospectus forms a part, filed with the Commission under the Securities Act. This Prospectus omits certain information contained in the registration statement. For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the registration statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete registration statement, including exhibits, may be examined at, or copies obtained from the offices of, the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on the payment of prescribed fees for reproduction.

     No person is authorized to give any information or make any representation not contained in this prospectus and, if given or made, such information or representation should not be relied on as having been authorized.

                            SUMMARY AND INTRODUCTION

     The following summary is qualified in its entirety by the more detailed information, including the financial statements and notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein.

     Each prospective investor is urged to read this Prospectus in its entirety, particularly the matters set forth under "RISK FACTORS."

The Company

     The Company is engaged in the exploration for oil in the Great Basin and Range geologic province in Nevada (the "Great Basin"), an area that management believes is one of the most promising unexplored onshore domestic areas with potential for the discovery of major oil reserves. In continuing to advance this exploration since its organization in 1985, the Company's strategy is to generate exploration prospects with the most recent generally available scientific techniques, expand and improve the Company's strategic land position, and establish arrangements with other oil exploration firms active in Nevada to obtain additional scientific data, leases, and funding. To date, the Company has confirmed its exploration concepts through the discovery of the North Willow Creek and Tomera Ranch Fields in Pine Valley, both of which are in the early stages of evaluation with limited oil production and limited proved reserves.

     The Company has access to a large geophysical and geological data base generated by its own efforts and that of others, including Gulf Oil Corporation ("Gulf"), Exxon USA, Inc. ("Exxon"), Parker & Parsley Petroleum Company (successor-in-interest to Santa Fe Energy Resources, Inc.) ("P&P "), Mobil Exploration and Producing USA, Inc. ("Mobil"), Chevron USA, Inc. ("Chevron"), and Enserch Exploration, Inc., and Berry Petroleum Company ("Enserch/Berry"). This data base includes over 1,400 line miles of two dimensional ("2-D") seismic data, much of it reprocessed with new analytical computer programs, newly acquired high resolution three dimensional ("3-D") seismic surveys, and gravity data, all of which are being integrated with subsurface data obtained through drilling.

     With a continuous leasing program since 1986, the Company has established what management believes to be one of the larger property positions in Nevada's most promising prospect areas, with approximately 209,000 gross acres under lease. The leasing program continues as the Company acquires leases in favorable new prospect areas and relinquishes leases with less potential. In addition, the Company has the exclusive right to develop prospects and market approximately 434,000 gross acres of mineral lands owned by P&P.

     Effective in March 1993 the Company entered into an agreement with Enserch/Berry that designates the Company as operator to undertake a three-year, six-well joint exploration program on approximately 91,000 gross acres in four separate prospect areas in Pine, Diamond, Little Smoky, and Antelope Valleys of northeastern Nevada. Both the Company and Enserch/Berry contributed acreage and data and provide 50% of the required funds for drilling and acquiring additional acreage and data.

     In July 1993, the Company acquired an approximately 2,800 gross acre lease in Railroad Valley, Nevada, which included a portion of the Eagle Springs field with nine wells, then shut in, and one water injection well. In September 1994, the Company, with Plains Petroleum Operating Company, which was acquired in August 1995 by Barrett Resources Corporation (together, "Barrett"), acquired from Kanowa Petroleum, Inc., its interest in a 240-acre lease on the remainder of the Eagle Springs field with three wells with limited intermittent production and related equipment. Since the Company acquired the Eagle Springs field, it has reworked eight wells to return them to production, drilled a new water injection well, and replaced and improved surface equipment to handle increased production and to lower long term operating costs. Under the agreement with Barrett, the company drilled and placed into production three wells in the Eagle Springs field in 1994 and early 1995. Five additional wells, for a total of eight new wells, were drilled and placed into production by the Company and Barrett in 1995. As of December 31, 1995, the Eagle Springs Field had estimated net remaining proved reserves of 1,989,300 barrels of oil with future net cash flows discounted at 10% to present value of $6,148,500. (See "BUSINESS: Eagle Springs" in the Company's 1995 10-K.)

     In August 1994, the Company entered into an agreement with Barrett under which it agreed to provide, in successive phases, approximately $1,920,000 of the next $2,400,000 in drilling to earn a 40% interest in the Company's Eagle Springs producing properties and obtained the right to participate in other specified Company exploration projects under agreed terms. Barrett has elected to earn an interest in the Company's acreage in an area of mutual interest in the North Humbolt prospect, but has declined further participation in the Dixie Flats prospect in Huntington Valley and in the Pine Valley 3-D survey. (See "BUSINESS: Barrett Agreement" in the Company's 1995 10-K.)

     In January 1996, the Company entered into a revised agreement with Hugoton Energy Corporation and Maxwell Petroleum, Inc. ("Hugoton/Maxwell"), respecting exploration of the Pine Creek prospect in Pine Valley, Nevada. Under the agreement, the Company and Hugoton/Maxwell each agreed to assign to the other certain acreage to consolidate the Company's position in the prospect area; Hugoton/Maxwell agreed to pay for a one-year extension of the leasehold assigned by it; the Company agreed to initiate a well on the federal acreage assigned, in order to obtain a two-year extension; and Hugoton/Maxwell agreed to complete and pay for a 3-D seismic study in the area or pay the Company $75,000 as liquidated damages.

     As indicated above, during 1995, the Company and Barrett drilled five wells in the Eagle Springs field. The first four wells are in regular continuous production and the fifth well is being completed for production. The sixth and seventh wells originally scheduled for the 1995 drilling program will be included in the planned 1996 Eagle Springs drilling. In November 1995, the Company drilled to a depth of 4,523 feet and plugged and abandoned the Eldorado #15-1 test in Little Smokey Valley, the fifth test drilled under the Company's agreement with Enserch/Berry. The Company has tied onto an existing production string and is testing the Deadman Creek #44-13 well drilled in Toano Draw on acreage on which the Company holds certain marketing and exploration rights under its agreement with P&P.

     The Company's management and technical team consists of individuals with a broad mix of formal education and over 70 years of combined Nevada exploration experience, including positions with major oil companies such as Gulf, Mobil, and Chevron, all Nevada oil exploration pioneers. (See "MANAGEMENT" in the Company's 1995 10-K.)

     The Company's principal executive offices are located at 12596 West Bayaud, Suite 300, Lakewood, Colorado 80228-2019 and its telephone number is (303) 988-3122.

Prior Sale of Securities

     1991 Private Placement. In October 1991, the Company issued 910,000 shares of preferred stock designated as the 1991 Series Convertible Preferred Stock (the"1991 Preferred Stock") and 455,000 warrants for net proceeds of approximately $1,038,329. Holders of 1991 Preferred Stock converted 870,000 shares of preferred stock for 870,000 shares of Common Stock. This Prospectus relates to the resale of, giving effect to the reverse stock split, up to 13,334 shares of Common Stock issuable by the Company on the conversion of the 40,000 shares of 1991 Preferred Stock remaining outstanding.

     1991 Underwriter Units. In connection with a November 1991 public offering in which the Company issued 4,600 Units at $500 per Unit, the Company issued Warrants to the underwriter in such offering (the "1991 Underwriter Unit Warrants") to purchase 400 additional Units, at a price of $552 per Unit. The 1991 Underwriter Unit Warrants are exercisable only between October 30, 1992, and October 29, 1996. This Prospectus relates to the resale of shares of Common Stock issuable by the Company on the exercise of the Underwriter Unit Warrants after giving effect to the reverse stock split as follows: (i) up to 87,600 shares of Common Stock issuable on exercise of the 1991 Underwriter Unit Warrants; (ii) up to 87,600 shares of Common Stock issuable on exercise of A Warrants that are issuable on exercise of the 1991 Underwriter Unit Warrants; and (iii) up to 87,600 shares of Common Stock issuable on exercise of B Warrants that are issuable on exercise of the 1991 Underwriter Unit Warrants.

     1993 Private Placement. In connection with the private placement of 700,000 shares of preferred stock designated as the 1993 Series Convertible Preferred Stock (the "1993 Preferred Stock") and 700,000 X Warrants for net proceeds of approximately $3,100,000, the Company issued to the placement agent in such offering warrants ("1993 Placement Agent Warrants") to purchase for $5.50 per unit up to 70,000 shares of 1993 Series Preferred Stock and 70,000 X Warrants (which warrants have now expired). Prior to the reverse stock split of the Company's Common Stock, each share of 1993 Preferred Stock could be converted at any time, at the election of the holder, into two shares of Common Stock. This Prospectus relates to the resale of, giving effect to the reverse stock split, up to 46,667 shares of Common Stock issuable by the Company on the exercise of the 1993 Placement Agent Warrant.

     1994 Private Placement. In July 1994, the Company issued 1,316,210 shares of preferred stock designated as the 1994 Convertible Redeemable Preferred Stock (the "1994 Preferred Stock") and 658,105 C Warrants for net proceeds of $2,341,370. The preferred stock and warrants were sold as units at $4.00 per unit, such units consisting of two shares of 1994 Preferred Stock and one C Warrant. The Company issued to the placement agent in this offering warrants to purchase 65,811 units which are exercisable before July 8, 1999, at an exercise price of $4.40 per unit.

     Prior to the reverse stock split of the Company's Common Stock, each share of 1994 Preferred Stock could be converted at any time, at the election of the holder, into one share of common stock. Holders of 1994 Preferred Stock elected to convert 74,000, 808,524, and 189,046 shares into shares of Common Stock in 1994, 1995, and the first quarter of 1996, respectively. After giving effect to the 3-for-1 reverse stock split, the 1994 Preferred Stock is convertible at the rate of one share of Common Stock for each three shares of 1994 Preferred Stock. The 1994 Preferred Stock is redeemable at any time after March 31, 1996, at $4.00 per share at the Company's option, and has a liquidation preference of $2.00 per share.

     Each C Warrant originally entitled the holder to purchase, at any time between October 31, 1994, and July 1, 1995, for an exercise price of $3.00, one share of Common Stock. During September 1995, the Company amended the exercise price of the C warrants from $3.00 per share to $1.50 per share, and extended the expiration date from September 30, 1995, to October 10, 1995. In October 1995, the Company received $191,749 in cash and a $137,500 note receivable for the exercise of 219,500 C warrants. The remaining C Warrants, including the 65,811 C Warrants included in the units issuable to the placement agent on exercise of warrants, have expired.

     This Prospectus relates to the resale of 163,563 shares of Common Stock issued and issuable by the Company on the conversion of the 1994 Preferred Stock, 73,167 shares of Common Stock issued on the exercise of the C Warrants and 43,874 shares of Common Stock issuable on the conversion of the shares of 1994 Preferred Stock that are issuable on exercise of the placement agent warrant.

    1995 Private Placement. Between March and September 1995, the Company completed the sale of 507,666 non-transferable units for $3.00 per unit. Each such unit consisted of two shares of preferred stock designated as the 1995 Series Preferred Stock (the "1995 Preferred Stock") and one M warrant. After giving effect to the 3-for-1 reverse stock split of the Common Stock, each share of 1995 Preferred Stock may be converted at the election of the holder at the rate of one share of Common Stock for each three shares of 1995 Preferred Stock. The 1995 Preferred Stock has a liquidation preference of $1.50 per share.

     Each M warrant entitles the holder to purchase, at any time through December 31, 1998, one share of Common Stock at an exercise price of $12.00 per share after giving effect to the reverse stock split. M Warrants not exercised by December 31, 1998, will expire. The M Warrants may be redeemed by the Company on at least 30 days' notice at a redemption price of $.10 per M Warrant if the average closing price for the Company's Common Stock is at least
$18.00 per share for 20 consecutive trading days prior to the redemption notice, subject to certain other conditions.

     This Prospectus relates to the resale of shares of Common Stock issuable by the Company on the conversion of the 1995 Preferred Stock and the exercise of the M Warrants.

     1996 Private Placement. The Company issued 500 shares of preferred stock designated as the 1996 Series 6% Convertible Preferred Stock (the "1996 Preferred Stock") in a private placement completed in March 1996 for which the Company received net proceeds of approximately $472,500. The Company issued to the placement agent in such offering 25 shares of 1996 Preferred Stock and warrants to purchase 18,234 shares of Common Stock at an exercise price of $4.50, after giving effect to the reverse stock split, subject to adjustment in certain circumstances based on the market price of the Common Stock at the time of exercise.

     Each share of 1996 Preferred Stock is convertible at any time after 60 days from the issuance thereof and before March 31, 1998, into 222 shares of Common Stock, after giving effect to the reverse stock split, subject to adjustment in certain circumstances based on the market price of the Common Stock at the time of conversion.

     This Prospectus relates to the resale of shares of Common Stock issuable by the Company on the conversion of the 1996 Preferred Stock and the exercise of the placement agent warrant. For purposes of this Prospectus, a stock price of $3.25 is assumed and, as agreed by the Company, to account for a possible decrease in the price for the Common Stock, the Company is registering twice the number of shares that would be issuable on conversion of the 1996 Preferred Stock based on that price of the Common Stock.

     1996-2 Private Placement. The Company issued 1,700 shares of 1996-2 Preferred Stock in a private placement completed in May 1996 for which the Company received net proceeds of approximately $1,640,500. Up to one-third of the 1996-2 Preferred Stock is convertible at any time after the issuance thereof and all of the 1996-2 Preferred Stock is automatically convertible on the date that is six months from the date of issuance. Each share of 1996-2 Preferred Stock is convertible into 366 shares of Common Stock, after giving effect to the reverse stock split, subject to adjustment in certain circumstances based on the market price of the Common Stock at the time of conversion.

     This Prospectus relates to the resale of shares of Common Stock issuable by the Company on the conversion of the 1996-2 Preferred Stock.

     1996-3 Private Placement. The Company issued 2,775 shares of 1996-3 Preferred Stock in a private placement completed in July 1996 for which the Company received net proceeds of approximately $2,539,125. The 1996-3 Preferred Stock is convertible at any time following 45 days after the issuance thereof and all of the 1996-3 Preferred Stock is automatically convertible on the date that is two years from the date of issuance. Each share of 1996-2 Preferred Stock is convertible into 282 shares of Common Stock, subject to adjustment in certain circumstances based on the market price of the Common Stock at the time of conversion.

     This Prospectus relates to the resale of shares of Common Stock issuable by the Company on the conversion of the 1996-3 Preferred Stock.

(See "DESCRIPTION OF SECURITIES" below.)

Capitalization

     The following table shows the capitalization of the Company as of March 31, 1996, and as adjusted to give effect to the subsequent 3-for-1 reverse stock split of the Common Stock, the issuance of 1,700 shares of 1996-2 Preferred Stock for net proceeds of approximately $1,640,500 and the application of the net proceeds therefrom, the issuance of 2,775 shares of 1996-3 Preferred Stock for net proceeds of approximately $2,539,125 and the application of the net proceeds therefrom, the issuance of 8,276 shares of Common Stock, and the subsequent conversion of 22,000 shares of 1995 Preferred Stock into shares of Common Stock:


                                                                                    March 31, 1996
                                                                            ----------------------------
                                                                              Historical     As Adjusted
                                                                            -------------    -----------

Current portion of long term debt                                           $    404,381     $     4,381
                                                                            ------------     -----------


Long term debt, net of current portion                                            21,948          21,948
                                                                            ------------     -----------


Stockholders' Equity
  Preferred Stock, par value $0.001 per share, 5,000,000 shares authorized
        1991 Convertible Preferred Stock, 40,000 shares issued and
             outstanding                                                              40              40
        1994 Convertible Redeemable Preferred Stock, 244,640 shares
              issued and outstanding                                                 245             245
        1995 Convertible Redeemable Preferred Stock, 1,015,334 and
             993,334 shares issued and outstanding, respectively                   1,015             993
        1996 Series 6% Convertible Preferred Stock, 525 shares issued
             and outstanding                                                           1               1
        1996-2 Series 6% Convertible Preferred Stock, 0 and 1,700 shares
             issued and outstanding, respectively                                     --               2
        1996-3 Series 8% Convertible Preferred Stock, 0 and 2,775 shares
             issued and outstanding, respectively                                     --               3

  Common Stock, par value $0.001 per share, 50,000,000 shares authorized, 4,892,816 and 5,112,507 shares outstanding
        issued and outstanding, respectively                                       4,893           4,908
  Additional paid in capital                                                  23,783,991      27,963,619
  Less note and stock subscriptions receivable                                (1,113,911)     (1,113,911)
  Accumulated deficit                                                        (20,021,913)    (20,021,913)
                                                                            -------------    ------------

  Total stockholders' equity                                                   2,654,361       6,833,986
                                                                            ------------     -----------

        Total capitalization                                                $  3,080,690     $ 6,860,315
                                                                            ============     ===========


The Offering
Securities offered by Selling Stockholders              4,078,763 shares of Common Stock(1)

Common Stock outstanding before the offering            4,908,425 shares

Common Stock outstanding after the offering             8,816,396 shares(1)

Common Stock reserved for issuance                      1,293,666 shares(2)

Fully diluted Common Stock                              10,110,062 shares(2)

Nasdaq Symbols:
     Common Stock                                       FORL
     L Warrants                                         FORLL

[FN]

(1) Of the 4,078,763 shares of Common Stock offered by Selling Stockholders, 170,792 shares are currently issued and outstanding and the remaining 3,907,971 are issuable on conversion or exercise of Preferred Stock, options or warrants for gross proceeds to the Company if all such options and warrants in this offering were exercised of $7,265,034.
(2) Consists of (i) up to 1,236,333 shares of Common Stock issuable on the exercise of outstanding options and warrants at a weighted average exercise price of $11.29 per share; and (ii) up to 57,333 shares of Common Stock issuable on the exercise of outstanding options subject to vesting requirements at a weighted average exercise price of $5.86 per share. (See "MANAGEMENT: Executive Compensation," "PRINCIPAL STOCKHOLDERS," and "CERTAIN TRANSACTIONS," in the Company's 1995 10-K, and "DESCRIPTION OF SECURITIES:
  Preferred Stock, Warrants, and Options Outstanding" below)

     The board of directors has authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing shareholders, including persons purchasing securities in this offering. (See "DESCRIPTION OF SECURITIES" below)

Use of Proceeds

     The issued and outstanding shares of Preferred Stock and options and warrants held by Selling Stockholders must be converted or exercised into shares of Common Stock prior to the resale of the Common Stock offered by the Selling Stockholders pursuant to this offering. The Company will receive no net proceeds from the conversion of the Preferred Stock or from the sale by the Selling Stockholders of the Common Stock currently issued or issuable on such conversion or exercise. Proceeds received by the Company on the exercise of outstanding options and warrants, aggregating $7,265,034, if all options and warrants held by Selling Stockholders are exercised, will be used by the Company to pay general and administrative expenses, to the extent not funded from operating revenue, and for additional drilling, geological and geophysical data gathering, or lease acquisition. If all options and warrants held by persons other than the Selling Stockholders were exercised to acquire 1,293,666 shares of Common Stock, the Company would receive proceeds of $14,293,073. There can be no assurance that any of the outstanding options or warrants will be exercised to provide any proceeds therefrom to the Company.

Risk Factors

     Offerees should not purchase these securities without carefully reading and considering the risks involved and unless they are willing and able to accept the complete loss of their investment. The securities offered hereby are speculative and involve an unusually high degree of risk. (See "Risk Factors" below.)

Summary Financial Information
                                                                         Three Months Ended
                                        Year Ended December 31,              March 31,
                                    ---------------------------------  ---------------------

                                       1993        1994       1995        1995       1996
                                    ---------- ----------- ----------   --------- ----------

Statement of Operations Data:(1)
   Revenues                         $   98,244 $  542,991  $1,115,876   $ 256,700 $ 315,707
   Net (loss)                       (3,578,254)(4,453,718) (2,275,565)    483,140  (809,573)
   Net (loss) per share                  (1.03)     (1.03)      (0.48)      (0.11)    (0.17)
   Weighted average number of shares
       outstanding                   3,468,333  4,329,667   4,757,000   4,591,194 4,889,748

                                              December 31,              March 31, 1996
                                         ----------------------    -----------------------

                                            1994        1995       Historical        As Adjusted(2)
                                         ----------  ----------    --------------    -----------

Balance Sheet Data:
   Working capital (deficit)             $  47,629   $(2,005,407)  $(2,130,892)      $2,058,526
   Total assets                          5,197,414     5,601,098     5,467,823        9,707,448
   Long-Term Debt                          400,000        23,091        21,948           21,948
   Current Portion of Long-Term Debt            --       404,237       404,381            4,381
   Stockholders' equity                  3,708,472     3,012,872     2,654,361        6,860,315

[FN]

(1) All share and per share data in this Prospectus have been adjusted to reflect a 3-for-1 reverse stock split of the Common Stock effective June 15, 1996.
(2) As adjusted to give effect to the subsequent issuance of 1,700 shares of 1996-2 Preferred Stock for net proceeds of approximately $1,640,500 and the application of the net proceeds therefrom to, among other things, pay a note payable owed to an unrelated third party, the subsequent issuance of 2,775 shares of 1996-3 Preferred Stock for net proceeds of approximately $2,539,125 and the application of the net proceeds therefrom, the subsequent issuance of 8,276 shares of Common Stock, and the subsequent conversion of 22,000 shares of 1995 Preferred Stock into shares of Common Stock.


No Dividends

     The Company has not paid dividends. The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.


                                  RISK FACTORS

     The purchase of the Common Stock involves certain risks. Prospective purchasers should consider, in addition to the negative implications of the other information set forth herein, the following risk factors:


Risks Related to the Business of the Company

     Company's Ability to Continue as a Going Concern/Shortages of Working Capital and Continuing Losses

     As of March 31, 1996, the Company had a working capital deficit and no credit lines or significant source of ongoing revenues. The Company has incurred losses of $20,021,913 since its inception in 1985 and expects that its accumulated deficit will increase. During 1994 the Company experienced a net loss of $4,453,718. These losses continued, with a loss of $2,275,565 for the year ended December 31, 1995, and a loss of $809,573 for the first three months of 1996. The Company anticipates continuing losses through the second quarter of 1996 and will require cash from external sources of approximately $70,000 to $90,000 per quarter for ongoing fixed and recurring operating costs (which include general and administrative expenses, exploration consisting of an allocation of employee salaries and other overhead to the exploration function, and interest on outstanding debt), and approximately $32,000 per quarter to meet annual lease rental and other costs on its properties, which exceeds the Company's net revenue from oil production. Based on current production and oil prices and giving effect to reworking several existing Eagles Springs Wells to be accomplished during the second quarter of 1996, management believes that its production revenue will be sufficient to meet its fixed and recurring operating costs for the second quarter of 1996 and thereafter. However, there can be no assurance that Eagle Springs development will result in material additional production. The Company will also incur substantial additional exploration costs, depending on the level of its drilling activity, which may vary dramatically from quarter to quarter. The Company's independent auditor's report on the financial statements for the year ended December 31, 1995, as for preceding fiscal years, contains an explanatory paragraph as to the Company's ability to continue as a going concern. (See "FINANCIAL STATEMENTS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in the Company's 1995 10-K.)

     Additional Possible Expenses Related to Capitalized Costs

     The Company includes in oil and gas properties on its balance sheets costs of wells in progress, which are capitalized until a decision is made to plug and abandon or, if the well is still being evaluated, until one year after reaching total depth, at which time such costs are charged to expense, even though the well may subsequently be placed into production. The Company also charges to expense the amount by which the total capitalized cost of proved oil and gas properties exceeds the total undiscounted net present value of related reserves. As a result of the foregoing policies, the Company expects that from time to time capitalized costs will be charged to expense based on management's evaluation of specific wells or properties or the disposition, through sales or conveyances of fractional interests in connection with industry sharing arrangements, of property interests for consideration in amounts that have the effect of reducing the Company's total undiscounted net present value of oil and gas properties below the total capitalized cost of proved oil and gas reserves. As part of the Company's evaluation of its oil and gas properties in connection with the preparation of the Company's annual financial statements, the Company obtains an engineering evaluation of its reserves based on current engineering information, oil and gas prices, and production costs, which may result in material changes in the total undiscounted net present value of the Company's oil and gas reserves. The Company would be required to charge to expense the amount by which the total capitalized cost of proved oil and gas properties exceeds the amount of such undiscounted net present value of the Company's oil and gas reserves. (See "BUSINESS: Oil Properties" in the Company's 1995 10-K.)

     Dependence on Joint Exploration Arrangements with Industry Participants

     The Company has entered into a number of joint exploration agreements with industry participants to obtain leases, scientific data, and funds for drilling and other exploration. These agreements typically set forth obligations that the Company must perform timely in order to earn specified property interests, permit funding participants to terminate their participation at specified points during the exploration program, and condition continuation of joint efforts on obtaining satisfactory results. In the case of the Company's agreement with Barrett, Barrett had the right after the first three wells at Eagle Springs were completed to terminate its commitment to participate in funding the remaining 11 of the planned 14 well Eagle Springs drilling program. After the first three Eagle Springs wells were placed into production, Barrett elected to continue to participate in Eagle Springs, subject to the right to make individual elections respecting participating in future wells proposed by the Company. If Barrett elects not to continue with respect to any well, the Company would be required to fund all of the costs of such well, in which case it would be dependent on proceeds from the sale of securities and production revenue, which would delay or limit planned Eagle Springs drilling. (See "BUSINESS: Barrett Agreement" in the Company's 1995 10-K.)

     Limited Production Revenue

     The Company has only recently established revenue from oil production from its Eagle Springs, Nevada, property acquired during 1993. Production from current wells is inadequate to meet the Company's ongoing expenses or to cover any costs of exploration. However, based on current production and oil prices and giving effect to reworking several existing Eagles Springs Wells to be accomplished during the second quarter of 1996, management believes that its production revenue will be sufficient to meet its fixed and recurring operating costs for the second quarter of 1996 and thereafter. There can be no assurance that Eagle Springs development will result in material additional production, that ongoing oil production in commercial quantities will be established or that oil reserves will be proved as a result of the Company's exploration efforts. (See "BUSINESS" in the Company's 1995 10-K.)

     Limited Commercial Drilling Success to Date

     Despite the expertise of management, the significant amount of data that the Company has collected with respect to Nevada, and the expenditure of several million dollars in property acquisition, data collection, and exploration since 1985, the Company has established only limited reserves and developed limited ongoing production as a result of its drilling program. The oil production from the Eagle Springs Field was acquired by the Company in 1993 and did not result from its exploration or drilling activities. Of the 37 wells drilled to date, 22 were plugged and abandoned, 8 were completed for production in the Eagle Springs Field and, together with the other wells in the Eagle Springs Field, are producing approximately 200 barrels of oil per day, 4 were completed for production and are now producing a limited amount of oil per day, 1 is awaiting completion, 1 is awaiting further testing, and 1 was converted to a water disposal well. Although the Company began to receive oil production revenue from the Eagle Springs Field in early 1994, the Company's success will continue to depend on the results of drilling, evaluation, and testing of its various prospects. (See "BUSINESS" and "FINANCIAL STATEMENTS" in the Company's 1995 10-K.)

     Need for Additional Funds

     The nature, extent, and cost of exploring prospects in the Great Basin province over several years cannot be predicted, but the total cost could amount to tens of millions of dollars. Because of the size of the total exploration possibilities and the Company's limited resources, it is likely that the interest of the Company's shareholders in the Company and the interest of the Company in its drilling prospects will continue to be diluted substantially as the Company continues to obtain funding through the sale of additional securities or through sharing arrangements with industry participants. There can be no assurance that exploration funds will be available to the Company when required or, if available, that such funds can be obtained on terms acceptable or favorable to the Company. (See "FINANCIAL STATEMENTS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in the Company's 1995 10-K.)

     Concentration of Activities in Frontier Area

     Management of the Company has focused its efforts on acquiring lease positions, developing data, and exploring and drilling in the Great Basin area of Nevada, a largely unproved and unexplored geological province. While the Company holds exploration rights to a significant number of acres, its holdings are insignificant when compared to the size of the potential geological area. Other than in the Eagle Springs Field, no significant ongoing commercial production of oil has been established on the Company's properties. In addition, the areas targeted by the Company, other than the Eagle Springs Field, have geological, geophysical, drilling, completion, and production problems which to date have prevented the Company and others with larger exploration budgets from developing or establishing significant production or reserves. There is no assurance that these problems can be overcome or that the Company's drilling program will be commercially successful. (See "BUSINESS" in the Company's 1995 10-K.)

     Dependence on Key Employees

     The business of the Company is dependent on its management and technical team and their substantial Nevada exploration experience, the loss of any one of whom could adversely affect the Company's proposed activities. The Company does not have and does not intend to acquire key man life insurance on any of its executives. (See "DIRECTORS AND EXECUTIVE OFFICERS" in the Company's 1995 10-K.)

     Speculative Nature of Oil and Gas Industry

     Exploration for oil is a highly speculative business. There is no way to know in advance of drilling and testing whether any prospect will yield oil in sufficient quantities to be economically feasible. The completion of a well for production or the initiation of production in paying quantities does not necessarily mean that the well will be economic because it may not produce sufficient revenues to recover related costs and generate a financial return to the Company.

     High Operating Costs

     The costs of exploring, drilling, producing, and transporting are higher in the geological province targeted by management than they would be in a more fully developed oil producing area. Access roads to drilling targets over relatively long distances frequently have to be completed, drilling equipment and services typically must be brought in from considerable distances, and there is no collection pipeline so that any oil that is produced must be trucked to a refinery, the nearest of which is in Salt Lake City, Utah, a distance of several hundred miles. (See "BUSINESS: Oil Properties" in the Company's 1995 10-K.)

     Dependence on Oil Prices

     The Company's oil exploration and production activities are dependent on the prevailing price for oil, which is beyond the Company's control or influence, and there is no assurance that the Company's wells can be produced at levels in excess of related production costs. In an effort to limit the adverse effects of extreme declines in oil prices, the Company has entered into agreements with Crysen Refining, Inc. ("Crysen"), Salt Lake City, Utah, to sell oil from its currently producing fields through August 1996 at minimum fixed prices. Notwithstanding these agreements, if oil prices in general substantially decline, it may become more difficult, if not impossible, for the Company to obtain funding for its oil exploration program. (See "BUSINESS: Oil Properties" in the Company's 1995 10-K.)

     Operating Risks and Uninsured Hazards

     Oil drilling involves hazards such as fire, explosion, pipe failure, cave in, collapse, encountering unusual or unexpected formations, pressures, and other conditions, environmental damage, personal injury, and other occurrences that could result in the Company incurring substantial losses and liabilities to third parties. As is customary in exploration arrangements with other energy companies under which specified drilling is to be conducted, the operator is required to purchase and pay for insurance against risks customarily insured against in the oil and gas industry by others conducting similar activities. (See "BUSINESS: Operational Hazards and Insurance" in the Company's 1995 10-K.) Nevertheless, the Company may not be insured against all losses or liabilities that may arise from all hazards because such insurance is unavailable at economic rates, because the operator has not fulfilled its obligation to purchase such insurance, or because of other factors. Any uninsured loss could have a material adverse effect on the Company.

     Risks of Adverse Weather

     The Company's activities are subject to periodic interruptions due to weather conditions, which may be quite severe at various times of the year. Periods of heavy precipitation make travel to exploration or drilling locations difficult and/or impossible, while extremely cold temperatures limit or interrupt drilling, pumping, and/or production activities or increase operating costs.

     Intense Competition in Oil and Gas Industry

     The acquisition and exploration of oil and gas prospects are highly competitive. Many of the Company's current and potential competitors engaged in oil exploration in the Great Basin of Nevada have greater financial resources, broader exploration programs, and a greater number of managerial and technical personnel. Because the Company's resources will be limited even on successful completion of this offering, there can be no assurance that it will be able to compete effectively in the exploration for oil in Nevada. (See "BUSINESS:
Competition and Markets" in the Company's 1995 10-K.)

     Environmental and Other Governmental Regulation

     Oil and gas operations are subject to comprehensive federal, state, and local laws and regulations controlling the exploration for and sale of oil and the possible effects of such activities on the environment. To date, the Company has not been required to expend significant resources in order to satisfy applicable environmental laws and regulations respecting its own activities. Although management believes that the Company has substantially completed certain remediation work that it agreed to undertake in connection with the acquisition of the Eagle Springs Field, there can be no assurance that additional work may not be required. In addition, present as well as future legislation and regulations could cause additional expenditures, restrictions, and delays in the Company's business, the extent of which cannot be predicted, and may require the Company to curtail specific activities in some circumstances or subject the Company to various governmental controls. Because federal energy policies are subject to constant revisions, no prediction can be made as to the ultimate effect of such governmental policies and controls on the Company. (See "BUSINESS: Government Regulation" in the Company's 1995 10-K.)

     Proposed Energy Tax

     In recent months the Clinton Administration has proposed and Congress has considered a broad based energy tax that may reduce the economic return to producers of oil or otherwise adversely affect the oil industry. (See "BUSINESS: Government Regulation" in the Company's 1995 10-K.)

General Risks Relating to Offering

     Substantial Warrants and Options Outstanding

     The Company has issued to employees, officers, directors, and others providing services to the Company vested options to purchase up to 814,000 shares of Common Stock with exercise prices ranging from $3.93 to $10.14 per share. Options to purchase a total of 319,000 shares contain a provision that, on exercise, the holder is granted a new option covering the number of shares for which the prior option was exercised, with the exercise price of the new option fixed at the then fair market value of the Common Stock. In addition, the Company has outstanding options held by unrelated third parties to purchase 518,333 shares of Common Stock at prices ranging from $3.45 per share to $6.90 per share and warrants to purchase a total of 722,388 shares of Common Stock at a weighted average exercise price of $17.15 per share, including warrants held by Selling Stockholders to purchase 308,388 shares. The existence of such options and warrants may prove to be a hindrance to future financing by the Company, and the exercise of options and warrants may further dilute the interests of the stockholders. The possible future sale of Common Stock issuable on the exercise of such options and warrants could adversely affect the prevailing market price of the Company's Common Stock. Further, the holders of options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. (See "DESCRIPTION OF SECURITIES: Preferred Stock, Warrants, and Options Outstanding" below and "PRINCIPAL SHAREHOLDERS" in the Company's 1995 10-K.)

     Issuance of Additional Common Stock

     The Company has authorized 5,000,000 shares of Preferred Stock, par value $0.001 per share, and 50,000,000 shares of Common Stock, par value $0.001 per share. As of the date of this prospectus, 4,908,425 shares of Common Stock were issued and outstanding, and 5,201,637 additional shares were reserved for issuance on the exercise or conversion of options, warrants, and shares of Preferred Stock issued and outstanding or issuable on exercise of placement agent warrants. The Company's board of directors also has authority, without action or vote of the shareholders, percentage ownership of shareholders and may further dilute the book value of the Company's Common Stock.

     Preferential Rights of Preferred Stock Outstanding
     The Company has 40,000 shares of 1991 Preferred Stock, 244,640 shares of 1994 Preferred Stock, 993,334 shares of 1995 Preferred Stock, 525 shares of 1996 Preferred Stock, 1,700 shares of 1996-2 Preferred Stock, and 2,775 shares of 1996-3 Preferred Stock issued and outstanding. The 1991 Preferred Stock has a liquidation preference of $1.25 per share, the 1994 Preferred Stock has a liquidation preference of $2.00 per share, the 1995 Preferred Stock has a liquidation preference of $1.50 per share, and the 1996, 1996-2 and 1996-3 Preferred Stock has a liquidation preference of $1,000 per share. On liquidation or termination of the Company, an aggregate of $4,179,281 in assets would be distributed to the holders of the currently issued and outstanding Preferred Stock, after payment of all of the Company's obligations, prior to any distribution to the holders of Common Stock. The 1991, 1994 and 1995 Preferred Stock vote as a single class with the Common Stock, and the 1996, 1996-2 and 1996-3 Preferred Stock do not vote, except as otherwise required by the corporate statutes of Nevada. If the Company seeks to amend its certificate of incorporation to change the provisions relating to the Preferred Stock or to approve a merger containing provisions that would require a class vote if they were contained in an amendment to the certificate of incorporation, the approval of each class of Preferred Stock affected thereby, voting as a separate class, will be required. Consequently, the holders of a relatively minor number of shares of Preferred Stock may be able to block such proposals, even in circumstances where they would be in the best interests of the holders of Common Stock. (See "DESCRIPTION OF SECURITIES: Preferred Stock, Warrants, and Options Outstanding" below.)

     No Shareholder Meetings or Reports

     Since its formation, the Company has not held a meeting of its shareholders for purposes of electing directors or for any other purpose and has not distributed any annual report or financial information to its stockholders. Under Nevada law, the Company has been required since inception to have an annual shareholders' meeting for the election of directors, but has not done so because of the costs involved in the preparation and mailing of required proxy materials and holding meetings. In any year in which the Company has not held or does not hold a shareholders' meeting, a shareholder may force the Company to call such a meeting. Shareholders of the Company would have the right to nominate their own candidates for election as directors at such meeting in addition to the nominees of the Company for election as directors. Other business could also be acted on at such a meeting as the shareholders may determine. As a result, it is possible that the current directors and management could be replaced and Company policies changed.

     Determination of Purchase and Exercise Price

     The conversion ratio of the Preferred Stock, the exercise prices of the options and warrants, and the sales price of stock to be offered by the Company, were determined by the Company, taking into account the history of, and recent prices for, the Common Stock as quoted on Nasdaq at the time the Preferred Stock, Options, and Warrants were issued, the business history and prospects of the Company, the number of securities to be offered, and the general condition of the securities market, all as assessed by the Company's management. Such prices bear no relationship to the assets, earnings, or net tangible book value of the Company or any other traditional criteria of value. (See "PLAN OF DISTRIBUTION" and "DESCRIPTION OF SECURITIES" below.)

     Substantial and Immediate Dilution

     Persons purchasing the Common Stock will suffer a substantial and immediate dilution to the net tangible book value below the purchase price of such Common Stock. (See "DILUTION" below.)

     No Dividends

     The Company has not paid dividends in the past and does not plan to pay dividends in the foreseeable future, even if it were profitable. Earnings, if any, are expected to be used to advance the Company's exploration activities and for general corporate purposes, rather than to make distributions to shareholders.

     Registration Rights of Existing Shareholders

     The Company has previously granted to existing shareholders and holders of options and warrants, including officers and directors, registration rights that require the Company to include securities in future registration statements filed by the Company, subject to the approval of the managing underwriter in such future offerings and, in some cases, to file registration statements with respect to the resale, exercise, or conversion of the securities held by the holders of such registration rights, all at the expense of the Company. The Company has obtained the effectiveness of a registration statement respecting all of its registration obligations, subject to the requirement for updating through supplements or post-effective amendments. (See "DESCRIPTION OF
SECURITIES:  Registration Rights" below.)



                                NO NET PROCEEDS

     The issued and outstanding shares of Preferred Stock and options and warrants held by Selling Stockholders must be converted or exercised into shares of Common Stock prior to the resale of the Common Stock offered by the Selling Stockholders pursuant to this offering. The Company will receive no net proceeds from the conversion of the Preferred Stock or from the sale by the Selling Stockholders of the Common Stock currently issued or issuable on such conversion or exercise. Proceeds received by the Company on the exercise of outstanding options and warrants, aggregating $7,265,034, if all options and warrants held by Selling Stockholders are exercised, will be used by the Company to pay general and administrative expenses, to the extent not funded from operating revenue, and for additional drilling, geological and geophysical data gathering, or lease acquisition. If all options and warrants held by persons other than the Selling Stockholders were exercised to acquire an additional 1,293,666 shares of Common Stock, the Company would receive proceeds of $14,293,073. There can be no assurance that any of the outstanding options or warrants will be exercised to provide any proceeds therefrom to the Company.


                                  THE COMPANY

     For information regarding the Company, reference is made to the Company's annual report on Form 10-K for the year ended December 31, 1995, the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996, and all documents subsequently filed by the Company pursuant to section 13(a), 13(c), 14, or 15(d) of the Exchange Act.



                                    DILUTION

     Immediately prior to this offering, the Company had a pro forma net tangible book value of $6,833,986, with 4,908,425 shares of Common Stock issued and outstanding, or approximately $1.39 per share. The pro forma net tangible book value per share decreases to a negative $0.04 after deducting liquidation preferences of an aggregate of $7,029,281 with respect to the shares of outstanding 1991, 1994, 1995, 1996, 1996-2 and 1996-3 Preferred Stock. The pro forma net tangible book value is determined by adjusting the net tangible book value of the Company as of March 31, 1996, to give pro forma effect to the subsequent issuance of 1,700 shares of 1996-2 Preferred Stock for net proceeds of approximately $1,640,500, 2,775 shares of 1996-3 Preferred Stock for net proceeds of approximately $2,539,125, 8,276 shares of Common Stock, and 22,000 shares of Common Stock on the conversion of shares of 1995 Preferred Stock. (See "FINANCIAL STATEMENTS" in the Company's 1995 10-K and 1st Quarter 10-Q.)

     Purchasers of shares of Common Stock from Selling Stockholders will likely suffer substantial and immediate dilution in the adjusted net tangible book value per share of the Common Stock they purchase below the purchase price for such shares. Similarly, holders of Preferred Stock Warrants will suffer dilution in the adjusted net tangible book value per share received on conversion or exercise below their effective purchase price per share. Based on the Company's net tangible book value immediately prior to this offering, after giving further effect to the conversion of all outstanding shares of Company Preferred Stock and the exercise of all Warrants owned by all Selling Stockholders to acquire the 3,907,971 shares of Common Stock to be sold in this offering, the Company would have a net tangible book value of $14,095,628, or approximately $1.60 per share, which represents a reduction of $2.34 per share from the closing sales price of $3.9375 for the Company's Common Stock on Nasdaq on July 18, 1996.


                              SELLING STOCKHOLDERS

     The following table provides certain information, as of the date of this Prospectus, respecting the Selling Stockholders, the shares of Common Stock held by them, to be sold, and to be held following the offering, assuming the sale by such Selling Stockholders of all shares of Common Stock offered.

     The Selling Stockholders named below confirmed at the time they acquired the Preferred Stock, the Options and the Warrants that such securities were acquired for investment purposes only and without a view toward their resale and acknowledged the existence of restrictions on resale applicable to such securities. Such Selling Stockholders can sell such securities only in limited circumstances. The Company is not aware of any intention by any Selling Stockholder to sell such Preferred Stock, Options or Warrants prior to their conversion or exercise. This offering relates only to the sale of shares of Common Stock held or to be held by the Selling Stockholders named in the following table. If a Selling Stockholder sells the Preferred Stock, Options or Warrants held by such Selling Stockholder prior to converting or exercising such securities into shares of Common Stock, such shares of Common Stock will not be registered and may not be resold pursuant to this offering.

                                                                                                                     Shares
                                            Securities Owned Prior to the Offering(1)                                Owned
                                                                                                                     After
                                1991     1994      1995       M       1996     1996-2    1996-3   Warrants Shares    Offering
                      Common Preferred Preferred Preferred Warrants Preferred Preferred Preferred and      to be
Selling Stockholders  Stock  Stock(3)  Stock(4)  Stock(5)    (6)    Stock(7)  Stock(8)  Stock(9)  Options  Offered   Number  %
                      (2)                                                                         (10)
Steve and Isabelle A.
  Aiello                  --       --    10,000        --       --        --        --        --       --    10,000       --  --
Lawrence R. Albert        --       --        --     8,889    4,444        --        --        --       --    13,333       --  --
Van Henry Archer          --       --        --    20,855   10,427        --        --        --       --    31,282       --  --
Van Henry Archer, Jr.                                                                                                          *
  (11)                23,375       --        --    11,000    5,500        --        --        --       --    19,000   20,875
Harry J. Aretakis,
  MDPC, Profit
  Sharing Plan &
  Trust                   --       --     8,500        --       --        --        --        --       --     8,500       --  --
Joe L. and Karen G.
  Baker JTWROS(12)     6,923       --        --     6,667    3,333        --        --        --       --    10,000    6,923   *
Yakov Barber              --       --        --        --       --   284,445        --        --       --   284,445       --  --
George T.
  Blankenheim             --       --        --        --       --        --        --        --    5,256     5,256       --  --
Brault & Associated
  401k Plan FBO Jean
  Pierre Brault(13)       --       --        --    13,333    6,667        --        --        --       --    20,000       --  --
Jean-Pierre
  Brault(13)           8,000       --        --        --       --        --        --        --       --     8,000       --  --
Nancy B. Burghardt     5,000       --        --        --       --        --        --        --       --     5,000       --  --
Barney J. Cacioppo        --       --        --    10,000    5,000        --        --        --       --    15,000       --  --
Wayne Canale           7,333       --        --        --       --        --        --        --       --     7,333       --  --
Capital Relations
  Group, Inc.             --       --        --        --       --        --        --        --  500,000   500,000       --  --
Ben J. Chilcutt        5,167       --        --        --       --        --        --        --       --     5,167       --  --
Judy L. Clarke            --       --        --        --       --        --        --        --    1,314     1,314       --  --
Neil A. Cox               --       --        --        --       --        --        --        --   38,763    38,763       --  --
Jennifer Craig(14)     5,666       --        --        --    1,667        --        --        --       --     5,000    2,333   *
Jennifer Craig and
  Jennie L. Cage(14)      --       --        --     1,333      667        --        --        --       --     2,000       --  --
Jerry and Patricia
  Crater JTWROS           --       --        --       667      333        --        --        --       --     1,000       --  --
Kenneth W. Dietz          --       --     2,000        --       --        --        --        --       --     2,000       --  --
Jimmy Dean Dowda          --       --        --        --       --        --    23,669        --       --    23,669       --  --
Harry Doyle            2,000       --        --        --       --        --        --        --       --     2,000       --  --
George E. Dullnig &
  Co.                     --        --   43,874        --       --        --        --        --   46,667    90,541       --  --
Robert Elliot             --       --        --    10,333    5,167        --        --        --       --    15,500       --  --
Jay W. Enyart             --       --        --        --       --        --        --        --    8,333     8,333       --  --
Dr. William G. Field   6,000       --        --     3,333    1,667        --        --        --       --    11,000       --  --
First Geneva
  Holdings, Inc.          --       --        --        --       --     8,889        --        --    9,117    18,006       --  --
Fondo de
  Adquisiciones
  e Inversiones
  Internacionales
  XL, S.A.                --       --        --        --       --        --   307,692        --       --   307,692       --  --
Brian R. and Deborah
  H. Forcey               --       --        --    13,333    6,667        --        --        --       --    20,000       --  --
Anthony Friedman          --       --        --        --       --        --        --    43,956       --    43,956       --  --
Glick Enterprises         --       --        --        --       --    71,111        --        --       --    71,111       --  --
Barry J. and Lynn K.
  Gross(15)           12,500       --        --        --       --        --        --        --       --    12,500       --  --
Barry J. Gross
  IRA(15)             12,510       --        --        --       --        --        --        --       --    12,510       --  --
Barry J. Gross, D.O.
  P.C., Money
  Purchase Plan(15)   44,463       --        --        --       --        --        --        --       --    44,463       --  --
Barry J. Gross, D.O.
  P.C. Profit Sharing
  Plan (15)           10,263       --        --        --       --        --        --        --       --    10,263       --  --
Barry J. Gross,
  custodian FBO Lydia
  R. Gross, UGMA(15)   5,000       --        --        --       --        --        --        --       --     5,000       --  --
Lynn K. Gross IRA(15)  3,780       --        --        --       --        --        --        --       --     3,780       --  --
Custodian under IRA
  Rollover of Howard
  S. Gross                --       --        --     9,000    4,500        --        --        --       --    13,500       --  --
Joe Hale                  --       --        --        --       --     8,889        --        --    9,117    18,006       --  --
Georgia L. Hayes          --       --        --        --       --        --        --        --    1,314     1,314       --  --
Robert M. Herber,
  Trustee              1,000       --        --        --       --        --        --        --       --     1,000       --  --
Lawrence M. Hjermstad  2,000       --     4,000        --       --        --        --        --       --     6,000       --  --
Adam S. Holtzman          --       --        --     6,200    3,100        --        --        --       --     9,300       --  --
Donald Holtzman(16)   16,049       --    49,047     5,167    2,583        --        --        --       --    56,797   16,049   *
Elisa Holtzman(16)    28,171       --        --     7,333    3,667        --        --        --       --    11,000   28,171   *
Dennis Hoover             --       --        --        --       --        --        --        --   10,000    10,000       --  --
Edward & Shari K.
  Hoppenrath           4,000       --        --        --       --        --        --        --       --     4,000       --  --
Howard Beiles Evelyn
  Hambleton
  Investment Club         --       --        --     5,556    2,778        --        --        --       --     8,334       --  --
S. James Horning          --       --        --        --       --        --        --        --   33,507    33,507       --  --
Robert Howard             --       --        --     3,333    1,667        --        --        --       --     5,000       --  --
Scott G. Howard        4,000       --        --        --    2,000        --        --        --       --     6,000       --  --
Donald G. Hunter      38,333       --        --    20,000   10,000        --        --        --       --    30,000   38,333   *
Emil Inama(17)         2,939       --        --     3,333    1,667        --        --        --       --     5,000    2,939   *
Kanowa Petroleum,
  Inc.                 8,276       --        --        --       --        --        --        --       --     8,276       --  --
Lily Katz                 --       --        --        --       --        --        --   131,868       --   131,868       --  --
Edward V.
  Kazazian(18)            --       --        --    10,000    5,000        --        --        --       --    15,000       --  --
Edward V. Kazazian,
  Trustee, Haig H.
  Kazazian Living
  Trust U/A dated
  12/18/83(18)            --       --        --     6,667    3,333        --        --        --       --    10,000       --  --
Linda R. Kazazian         --       --        --     8,333    4,167        --        --        --       --    12,500       --  --
Nina H. Kazazian          --       --        --     2,000    1,000        --        --        --       --     3,000       --  --
Josphine A. Kerr      13,333       --        --        --       --        --        --        --       --    13,333       --  --
Mifal Klita               --       --        --        --       --        --        --   395,604       --   395,604       --  --
Bruce R. Knox             --       --        --        --       --        --    23,669        --       --    23,669       --  --
Hans-Udo Kurr             --       --        --     6,667    3,333        --        --        --       --    10,000       --  --
Lampton, Inc.             --       --        --        --       --        --        --    43,956       --    43,956       --  --
David LaPorte          1,667       --        --        --       --        --        --        --       --     1,667       --  --
Joe and David LaPorte  1,667       --        --        --       --        --        --        --       --     1,667       --  --
Lisa K. Lauterbach        --       --        --     2,000    1,000        --        --        --       --     3,000       --  --
Leitinger Corporation     --       --        --        --       --        --        --   175,824       --   175,824       --  --
Fred Lenz                 --       --        --        --       --        --    23,669        --       --    23,669       --  --
Allan M. Lipman, Jr.      --       --        --    10,000    5,000        --        --        --       --    15,000       --  --
Patricia D.
  Livingston Jan
  E. and Todd L.
  Flood, JTWROS           --       --        --     2,223    1,112        --        --        --       --     3,335       --  --
Christopher Lloyd         --       --     4,000        --       --        --        --        --       --     4,000       --  --
Mary C. Lloyd             --       --        --        --       --        --        --        --   20,367    20,367       --  --
Mantle International
  Investments Ltd.        --       --        --        --       --        --        --   109,890       --   109,890       --  --
Mary Park Properties      --       --        --        --       --        --        --    76,923       --    76,923       --  --
Albert H. McWhirr         --       --        --     3,333    1,667        --        --        --       --     5,000       --  --
John Mitchell             --       --        --        --       --        --    23,669        --       --    23,669       --  --
New Concepts, L.L.C.      --       --        --        --       --        --   402,367        --            402,367       --  --
Ned F. Parson(19)     10,285       --        --    13,333    6,667        --        --        --       --    20,000   10,285   *
Thomas F. Poop            --       --        --     3,333    1,667        --        --        --       --     5,000       --  --
Thomas K. Poulakidas  18,333       --        --     3,333    1,667        --        --        --       --     5,000   18,333   *
Daryl D. Reavis           --       --     6,667        --       --        --        --        --       --     6,667       --  --
William T. Richey         --       --        --        --       --        --        --        --   65,700    65,700       --  --
Bruce E. and Pnina I.
  Sabel(20)            5,000       --        --     2,000    1,000        --        --        --       --     3,000    5,000   *
Robert L. Smith           --       --        --        --       --        --        --        --    4,599     4,599       --  --
Donald C. Seibert      5,000       --        --     6,667    3,333        --        --        --       --    10,000    5,000   *
Kevin L. Spencer IRA      --       --        --        --       --        --        --        --   25,000    25,000       --  --
Mike Steele           21,124       --        --    10,000    5,000        --        --        --       --    15,000   21,124   *
TARYAK, Inc.              --       --        --        --       --        --        --    87,912       --    87,912       --  --
Ronald C. and Joy L.
  Tepner               3,000       --        --        --       --        --        --        --       --     3,000       --  --
The Pinnacle Fund,
  LP, Barry Kitt,
  General Partner of
  The Pinnacle Fund       --       --        --    66,667   33,333        --        --        --       --   100,000       --  --
Malcolm G. Thomas         --       --        --     2,222    1,111        --        --        --       --     3,333       --  --
Don & Elaine              --       --        --       667      333        --        --        --       --     1,000       --  --
Treece(21)
Steven Tsengas         4,000       --        --        --       --        --        --        --       --     4,000       --  --
UC Financial Ltd.         --       --        --        --       --        --        --    43,956       --    43,956       --  --
Universal Finanz
  Holding AG              --       --        --        --       --        --        --    43,956       --    43,956       --  --
R. David Van
  Treuren                 --       --        --        --       --        --        --        --   54,531    54,531       --  --
Donal G. & M. Joan
  Waddell                 --       --        --     6,667    3,333        --        --        --       --    10,000       --  --
Steven T. Walker          --    6,667        --     5,333    2,667        --        --        --       --    14,667       --  --
Albert Yanni              --       --        --        --       --        --        --    65,934       --    65,934       --  --
Paul R. Yoder             --       --     4,000        --       --        --        --        --       --     4,000       --  --
Michael J. Zales          --       --        --        --       --        --        --        --   37,449    37,449       --  --

Total                346,157   13,334   125,421   331,110  169,224   373,334   804,735 1,219,779  871,034 4,078,763  175,365 2.1

[FN]
*Less than one percent.
(1) Shares owned prior to the offering include all shares of Common Stock and underlying securities convertible or exercisable into shares of Common Stock owned by the Selling Stockholder. Shares owned after the offering assume the sale of all shares of Common Stock offered pursuant to this offering. Percentage figures respecting the securities owned after the offering give effect to the conversion of all shares of Preferred Stock and the exercise of all Warrants and Options by all Selling Stockholders.
(2) Includes 175,365 shares of Common Stock held by Selling Stockholders not offered in this offering, 82,016 shares of Common Stock issued on conversion of a like number of 1994 Preferred Stock, 73,167 shares of Common Stock issued on exercise of a like number of C Warrants, and 7,333 shares of Common Stock issued on conversion of a like number of 1995 Preferred Stock.

(3) Giving effect to the 3-for-1 reverse stock split of the Common Stock, the 1991 Preferred Stock is convertible into shares of Common Stock at the rate of one share of Common Stock for each three shares of 1991 Preferred Stock held. Such shares of 1991 Preferred Stock must be converted into shares of Common Stock before the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering.
(4) Includes 81,547 shares of Common Stock issuable on conversion of 244,640 shares of 1994 Preferred Stock issued and outstanding and 43,874 shares issuable to the placement agent in the 1994 Preferred Stock offering on exercise of a placement agent warrant. Giving effect to the 3-for-1 reverse stock split of the Common Stock, the 1994 Preferred Stock is convertible into shares of Common Stock at the rate of one share of Common Stock for each three shares of 1994 Preferred Stock held. Such shares of 1994 Preferred Stock must be converted into shares of Common Stock before the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering.
(5) Giving effect to the 3-for-1 reverse stock split of the Common Stock, the 1995 Preferred Stock is convertible into shares of Common Stock at the rate of one share of Common Stock for each three shares of 1995 Preferred Stock held. Such shares of 1995 Preferred Stock must be converted into shares of Common Stock before the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering.
(6) Giving effect to the 3-for-1 reverse stock split of the Common Stock, the M Warrants are exercisable into shares of Common Stock at an exercise price of $12.00 per share. Such Warrants must be exercised to purchase shares of Common Stock before the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering.
(7) Each share of 1996 Preferred Stock is convertible at any time after May 14, 1996, and before March 31, 1998, into 222 shares of Common Stock, after giving effect to the 3-for-1 reverse stock split of the Common Stock, subject to adjustment in certain circumstances based on the market price of the Common Stock at the time of conversion. (See "DESCRIPTION OF SECURITIES" below.) For purposes of this Prospectus, a stock price of $3.25 is assumed and twice the number of shares are registered to account for a possible decrease in the price for the Common Stock. The figures shown reflect the number of shares of Common Stock into which the 1996 Preferred Stock is convertible and not the actual number of shares of 1996 Preferred Stock issued and outstanding. Such shares of 1996 Preferred Stock must be converted into shares of Common Stock before the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering.
(8)One-third of the 1996-2 Preferred Stock is convertible at any time after issuance, and all of the 1996-2 Preferred Stock is automatically convertible on the date that is six-months after the date of issuance. Each share of 1996-2 Preferred Stock is convertible into 366 shares of Common Stock, after giving effect to the 3-for-1 reverse stock split of the Common Stock, subject to adjustment in certain circumstances based on the market price of the Common Stock at the time of conversion. (See "DESCRIPTION OF SECURITIES" below.) For purposes of this Prospectus, a stock price of $3.25 is assumed. The figures shown reflect the number of shares of Common Stock into which the 1996-2 Preferred Stock is convertible and not the actual number of shares of 1996-2 Preferred Stock issued and outstanding. Such shares of 1996-2
  Preferred Stock must be converted into shares of Common Stock before the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering.
(9)The 1996-3 Preferred Stock is convertible at any time following 45 days after issuance, and all of the 1996-3 Preferred Stock is automatically convertible on the date that is two years after the date of issuance. Each share 1996-3 Preferred Stock is convertible into 282 shares of Common Stock, subject to adjustment in certain circumstances based on the market price of the Common Stock at the time of conversion. (See "DESCRIPTION OF SECURITIES" below.)
  For purposes of this Prospectus, a stock price of $3.25 is assumed. The figures shown reflect the number of shares of Common Stock into which the 1996-3 Preferred Stock is convertible and not the actual number of shares of 1996-3 Preferred Stock issued and outstanding. Such shares of 1996-3
  Preferred Stock must be converted into shares of Common Stock before the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering.
(10) Consists of (i) warrants to purchase 262,800 shares of Common Stock by the underwriter in a public offering completed in 1991 at an average exercise price equal to $6.99 per share, after giving effect to the 3-for-1 reverse stock split of the Common Stock; (ii) warrants to purchase 46,667 shares of Common Stock by the placement agent in the 1993 Preferred Stock offering at an exercise price equal to $8.25, after giving effect to the 3-for-1 reverse stock split of the Common Stock; (iii) warrants to purchase 18,234 shares of Common Stock by the placement agent in the 1996 Preferred Stock offering at an exercise price equal to $4.50, after giving effect to the 3-for-1 reverse stock split of the Common Stock, subject to adjustment in certain circumstances based on the market price of the Common Stock at the time of exercise; (iv) warrants to purchase 33,333 shares of Common Stock at an exercise price of $4.50 per share by two individuals; (v) options to purchase 10,000 shares of Common Stock at an exercise price of $3.75 per share by an unrelated third party; and (vi) options to purchase 500,000 shares of Common Stock at exercise prices ranging from $3.45 per share to $6.90 per share by an unrelated third party. Such warrants and options must be exercised to purchase shares of Common Stock before the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering.
(11) Mr. Archer is also deemed to be the beneficial owner of 1,667 shares of Common Stock held by his spouse, Edna Myrick Archer, and 667 shares of Common Stock held by his minor son, Stephen Stanton Archer.
(12) Joe Baker also holds 167 shares of Common Stock as custodian for Brad Baker under a Uniform Gift to Minors Act.
(13) Jean-Pierre Brault is deemed to be the beneficial owner of the shares held by Brault & Associated, of which Mr. Brault is a principal.
(14) Ms. Craig also holds 1,333 shares of 1995 Preferred Stock and 667 M Warrants jointly with Jennie L. Cage. Ms. Craig is the spouse of N. Thomas Steele and is deemed to be the beneficial owner of 92,580 shares of Common Stock and options to purchase 140,667 shares of Common Stock at an average weighted exercise price of $5.34 per share held by Mr. Steele.
(15) Mr. Gross is also deemed to be the beneficial owner of the shares held in the Barry J. Gross IRA, in the Barry J. Gross, D.O. P.C., Money Purchase
  Plan, in the Barry J. Gross, D.O. P.C., Profit Sharing Plan, and by Mr. Gross as custodian under a Uniform Gift to Minors Act for the benefit of Lydia R. Gross, his daughter. In addition, Mr. Gross is deemed to be the beneficial owner of the shares held in the IRA account of his spouse, Lynn K. Gross. Likewise, Ms. Gross is deemed to be the beneficial owner of all of the foregoing shares held or deemed to be held by Mr. Gross.
(16) Mr. Holtzman also holds 33 shares of Common Stock as custodian for Lisa Holtzman under a Uniform Gift to Minors Act. In addition, Mr. Holtzman and his spouse, Elisa Holtzman, are deemed to be the beneficial owners of the shares held by the other. Ms. Holtzman also holds 7,568 shares of Common Stock as custodian for Adam Scott Holtzman under a Uniform Gift to Minors
  Act.
(17) Mr. Inama also holds 2,333 shares of Common Stock jointly with Ann Mary Inama.
(18) Mr. Kazazian is also deemed to be the beneficial owner of the shares he holds as trustee of the Haig H. Kazazian Living Trust.
(19) Mr. Parson also holds 5,000 shares of Common Stock jointly with Marilyn M. Parson and is deemed to be the beneficial owner of 3,333 shares of Common Stock owned by Ned F. Parson Limited Partnership of which Mr. Parson is general partner.
(20) Mr. Sabel also owns 1,075 shares of Common Stock solely in his name.
(21) Mr. Treece is currently employed by the Company as chief financial officer and comptroller.


                             CERTAIN RECENT EVENTS
Reverse Stock  Split

     Effective June 15, 1996, the Company effected a three-to-one reverse stock split of the Company's issued and outstanding stock. All share and per-share amounts in this prospectus have been adjusted to give effect to such stock split.

Sale of Additional Securities

     Since March 31, 1996, the Company has received an aggregate of $4,639,625 in net proceeds from the sale of additional securities, including $1,640,500 from the issuance of 1,700 shares of 1996-2 Series 6% Convertible Preferred Stock, and $2,539,125 from the sale of 2,775 shares of 1996-3 Series 8% Convertible Preferred Stock. The resale of the Common Stock issuable upon the conversion of the 1996-2 and 1996-3 Series Preferred Stock and the Common Stock sold by the Company has been registered for resale in this offering.

Certain Accounting Treatment

     In connection with the private placements of Preferred Stock in 1996, the Company expects to report a noncash charge against earnings (loss) available to common stockholders of approximately $1,700,000 during 1996. This charge relates to the discounted price for the shares of Common Stock issuable on conversion of the Preferred Stock, and will only impact the calculation of earnings per share related to the Common Stock.


                                   MANAGEMENT

     For information regarding management of the Company, reference is made to the Company's annual report on Form 10-K for the year ended December 31, 1995.


                           DESCRIPTION OF SECURITIES

     The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share, and 50,000,000 shares of Common Stock, par value $0.001 per share.

Common Stock

     The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights, and therefore, a majority of the shares of outstanding Common Stock is able to elect the entire board of directors, and if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's bylaws provide that one-third of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required.

     Shareholders of the Company have no preemptive right to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, are fully paid and nonassessable.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

     The board of directors has the authority to issue the authorized but unissued shares without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing stock in this offering and may dilute the book value of the then existing shareholders.

Preferred Stock, Warrants and Options Outstanding

     As of the date of this Prospectus, the Company had the following Preferred Stock, options and warrants outstanding as discussed in detail below.



                                             Number of Shares of     Price Per Share of
                                               Common Stock or         Common Stock or
                                                 Common Stock           Common Stock
              Description                         Equivalent             Equivalent

Preferred Stock
    1991 Series                                    13,334                   $3.75
    1994 Series                                    81,547                   $6.00
    1995 Series                                   331,110                   $4.50
    1996 Series                                   215,384*                  $2.32 *
    1996-2 Series                                 804,735*                  $2.11 *
    1996-3 Series                               1,219,779*                  $2.28 *
Warrants to purchase Common Stock                  18,234                   $2.81
                                                   33,333                   $4.50
                                                   87,600                   $2.52
                                                  169,222                  $12.00
                                                  414,000                  $24.00
Options to purchase Common Stock                  100,000                   $3.45
                                                   10,000                   $3.75
                                                  454,000                   $4.00
                                                  100,000                   $4.14
                                                   22,667                   $3.93
                                                  128,000                   $4.50
                                                  100,000                   $4.83
                                                    8,333                   $5.43
                                                  100,000                   $5.52
                                                  216,667                   $6.375
                                                  100,000                   $6.90
                                                    6,666                   $7.50
                                                   35,000                   $9.00
                                                    8,333                  $10.14

[FN]
*Based on an assumed trading price of the Common Stock of 3.25 per share, subject to adjustment in certain circumstances based on the market price of the Common Stock at the time of conversion.

     Preferred Stock

     The Company has 40,000 shares designated as 1991 Series Convertible Preferred Stock, 244,640 shares designated as 1994 Series Convertible Redeemable Preferred Stock, 993,334 shares designated as the 1995 Series Convertible Preferred Stock, 525 shares designated as the 1996 Series 6% Convertible Preferred Stock, 1,700 shares designated as the 1996-2 Series 6% Convertible Preferred Stock, and 2,775 shares designated as the 1996-3 Series 8% Convertible Preferred Stock issued and outstanding as of the date of this Prospectus. The Company has no current plans to issue any additional Preferred Stock, except 70,000 shares of 1993 Preferred Stock to be issued on the exercise of the outstanding 1993 Placement Agent Warrants and 131,622 shares of 1994 Preferred Stock to be issued on the exercise of the outstanding 1994 Placement Agent Warrants. The Company's articles of incorporation provide that the board of directors of the Company has authority, without action by the shareholders, to issue the authorized but unissued Preferred Stock in one or more series, and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

     The 1991, 1994 and 1995 Preferred Stock is convertible, at the election of the holder, into the Company's Common Stock at the rate of one share of Common Stock for each three shares of Preferred Stock, after giving effect to the 3-for-1 reverse stock split of the Common Stock. The 1993 Preferred Stock issuable on the exercise of the 1993 Placement Agent Warrants is convertible, at the election of the holder, into the Company's Common Stock at the rate of two shares of Common Stock for each three shares of Preferred Stock. The 1996 Preferred Stock is convertible, at the election of the holder, into the Company's Common Stock at the rate of one share of 1996 Preferred Stock for the number of shares of Common Stock determined by dividing $1,000 by the lesser of $4.50 or 75% of the closing bid price of the Common Stock as reported on Nasdaq on the day preceding the date of conversion. The 1996-2 Preferred Stock is convertible, at the election of the holder, into the Company's Common Stock at the rate of one share of 1996-2 Preferred Stock for the number of shares of Common Stock determined by dividing $1,000 by the lesser of $2.73 or 65% of the average closing bid price of the Common Stock as reported on Nasdaq for the five days preceding the date of conversion. The 1996-3 Preferred Stock is convertible, at the election of the holder, into the Company's Common Stock at the rate of one share of 1996-3 Preferred Stock for the number of shares of Common Stock determined by dividing $1,000 by the lesser of $3.55 or 70% of the average closing bid price of the Common Stock as reported on Nasdaq for the five days preceding the date of conversion.

     The 1991 Preferred Stock carries a preference of $1.25 per share on dissolution and liquidation of the Company, the 1994 Preferred Stock carries a preference of $2.00 per share, the 1995 Preferred Stock carries a liquidation preference of $1.50 per share, and the 1996, 1996-2 and 1996-3 Preferred Stock carries a liquidation preference of $1,000 per share. The 1991, 1994 and 1995 Preferred Stock votes as a single class with the Common Stock except as otherwise provided by the corporate laws of the state of Nevada. Shares of 1991, 1994 and 1995 Preferred Stock are entitled to one vote per share. The 1996, 1996-2 and 1996-3 Preferred Stock are not entitled to vote except as required by the corporate laws of the state of Nevada and on certain specific matters. Except for the 1996, 1996-2 and 1996-3 Preferred Stock, none of the issued and outstanding Preferred Stock is entitled to preferential dividends, but participates with the Common Stock in the unlikely event that a dividend is declared. The 1996 and 1996-2 Preferred Stock are entitled to a 6% dividend payable in cash in the event the 1996 and/or 1996-2 Preferred Stock is redeemed or in additional shares of Common Stock upon the conversion of the 1996 and/or 1996-2 Preferred Stock. The 1996-3 Preferred Stock is entitled to an 8% dividend payable in additional shares of Common Stock upon the conversion of the 1996-3 Preferred Stock.

     The 1991 Preferred Stock is redeemable at $1.25 per share at any time after December 31, 1995, the 1994 Preferred Stock is redeemable at $4.00 per share at any time after March 31, 1996, the 1995 Preferred Stock is redeemable at $3.00 per share at any time after December 31, 1995, and the 1996 Preferred Stock is redeemable at $1,330 per share at any time after April 1, 1997. The 1996-2 and 1996-3 Preferred Stock are not redeemable by the Company, but will automatically convert into shares of Common Stock at the rate indicated above on the date that is six months and two years, respectively, from the date of issuance. In each case the Preferred Stock can be converted prior to the redemption date fixed in the notice.

     This prospectus relates to the resale of Common Stock issued or issuable on conversion of the 1991, 1994, 1995, 1996, 1996-2 and 1996-3 Preferred Stock.

     Warrants

     The Company has issued and outstanding the following warrants to purchase Common Stock and has reserved an equivalent number of shares of Common Stock for issuance on exercise of such warrants. Each of the warrants described below is governed by a warrant agreement between the Company and the warrant agent. The following summary is subject to the detailed provisions of the warrant agreement governing such warrants.

     Holders of warrants are deemed to be shareholders of the Company only to the extent of the shares of Common Stock held by them. Holders of warrants, as such, are not entitled to vote with respect to matters submitted to the shareholders of the Company, are not entitled to participate in dividends, if any, and do not have ownership rights on termination or liquidation of the Company.

     $4.50 Warrants. The Company has issued and outstanding warrants to purchase 33,333 shares of Common Stock at an exercise price of $4.50 per share which expire in June 2000.

     A, B and L Warrants. Prior to October 30, 1994, the Company had issued and outstanding 1,242,000 B Warrants ("B Warrants") to purchase one share of Common Stock at an exercise price of $3.90 at any time prior to October 30, 1994. On October 30, 1994, the B Warrants expired pursuant to their terms without any Warrants being exercised. In October 1994, the Company issued L Warrants to the holders of record of the B Warrants on October 30, 1994, at the rate of one L Warrant for each B Warrant held. Giving effect to the 3-for-1 reverse stock split of the Common Stock, each L Warrant entitles the holder to purchase one share of Common Stock at $18.00 through December 31, 1995, or at $24.00 thereafter through December 31, 1996.

     The L Warrants are subject to redemption by the Company at a price of $0.10 per L Warrant on 30 days' prior written notice if the closing bid price of the Common Stock of the Company as quoted on Nasdaq exceeds the L Warrant exercise price, as adjusted to give effect to the reverse stock split, by at least 20% for 20 of 30 trading days during a period ending within 10 days of the notice of redemption. All L Warrants in any class must be redeemed if any L Warrant in that class is redeemed. L Warrants may be exercised during the 30 day period after notice of redemption has been given.

     The underwriter in the offering in which the B Warrants were sold was issued an option to acquire 400 Units, entitling the underwriter to purchase up to 108,000 shares of Common Stock, 108,000 A Warrants, and 108,000 B Warrants at a price of $2.04. The underwriter warrants were subsequently adjusted pursuant to their terms so that they are now exercisable, giving effect to the reverse stock split, at $552 per unit and entitle the underwriter to purchase 87,600 shares of Common Stock, 87,600 A Warrants and 87,600 B Warrants at an equivalent exercise price of $2.52 per share of Common Stock. The underwriter's A and B Warrants are not redeemable and are exercisable only between October 30, 1992, and October 30, 1996, at an exercise price of $6.75 and $11.70, respectively, to acquire one share of Common Stock for each A and B Warrant exercised.

     M Warrants. The Company has issued and outstanding 507,666 M Warrants. Giving effect to the reverse stock split, the M Warrants entitle the holder to purchase one share of Common Stock for each three M Warrants held at $12.00 at any time through December 1, 1998. The M Warrants are subject to redemption by the Company at a redemption price of $0.10 per Warrant if the average closing price of the Common Stock is at least $12.00 per share for 20 consecutive trading days preceding the date of notice of redemption, subject to certain other conditions. Such Warrants may be exercised during the period after notice of redemption has been given and prior to the redemption date.

     1996 Placement Agent Warrants. The placement agent in the offering in which the 1996 Preferred Stock was sold has an option to acquire 18,233 shares of Common Stock at a price equal to the lesser of $4.50 or 75% of the closing bid price of the Common Stock as reported on Nasdaq on the day preceding the date of exercise. The placement agent's warrants are exercisable before March 25, 2001.

     Options

     The Company has issued and outstanding options to purchase up to 1,389,666 shares of Common Stock at a weighted average exercise price of $4.95 per share, including options to purchase 871,333 shares of Common Stock at a weighted average exercise price of $4.94 per share of Common Stock issued to executive officers, directors and employees of the Company.

     General

     Each of the foregoing warrants and options contain provisions that protect the holders thereof against dilution by adjustment in the number of shares of Common Stock purchasable on exercise of the warrants and options in certain events such as stock splits or stock dividends. In the event the number of warrant or option shares purchasable is increased, through the operation of the anti-dilution provisions, the exercise price will be reduced proportionately. Conversely, if the number of warrant or option shares purchasable is decreased, the exercise price will be increased proportionately.

Registrar and Transfer Agent

     The registrar and transfer agent of the Company's securities is Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, Utah 84107, telephone (801) 266-7151.



                              PLAN OF DISTRIBUTION
General

     This Prospectus relates to the public offer and sale by certain shareholders (the "Selling Stockholders") of an aggregate of 4,078,763 shares of Common Stock of the Company (i) issuable on conversion of 40,000 shares of 1991 Preferred Stock to purchase 13,334 shares of Common Stock; (ii) issuable on exercise by the underwriter in the 1991 public offering of unit warrants and underlying warrants to purchase 262,800 shares of Common Stock; (iii) issuable on exercise of the 1993 Placement Agent Warrant to purchase 46,667 shares of Common Stock; (iv) issued or issuable on conversion of shares of 1994 Preferred Stock to purchase 163,563 shares of Common Stock; (v) issued on exercise of C Warrants to purchase 73,167 shares of Common Stock; (vi) issuable on exercise by the placement agent in the 1994 Preferred Stock offering of placement agent warrants to purchase 43,874 shares of Common Stock at an exercise price of $6.60 per share; (vii) issued or issuable on conversion of shares of 1995 Preferred Stock to purchase 338,443 shares of Common Stock; (viii) issuable on exercise of M Warrants to purchase 169,224 shares of Common Stock at an exercise price of $12.00 per share; (ix) issuable on conversion of 525 shares of 1996 Preferred Stock to acquire 373,334 shares of Common Stock, subject to adjustment depending on the trading price of the Common Stock at the time of conversion; (x) issuable on exercise by the placement agent in the 1996 Preferred Stock offering of placement agent warrants to purchase 18,234 shares of Common Stock; (xi) issuable on conversion of 1,700 shares of 1996-2 Preferred Stock to acquire 804,735 shares of Common Stock, subject to adjustment depending on the trading price of the Common Stock at the time of conversion; (xii) issuable on conversion of 2,775 shares of 1996-3 Preferred Stock to acquire 1,219,779 shares of Common Stock, subject to adjustment depending on the trading price of the Common Stock at the time of conversion; (xiii) issuable on exercise of warrants and options to purchase 543,333 shares of Common Stock at an average weighted exercise price of $4.92 per share; and (xiv) 8,276 shares of Common Stock currently held by Selling Stockholders. (See "SELLING STOCKHOLDERS" and "DESCRIPTION OF SECURITIES" above.)

Sale of Common Stock

     The Common Stock to be sold by the Selling Stockholders may be sold by them from time to time directly to purchasers. Alternatively, the Selling Stockholders may, from time to time, offer the Common Stock for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. Any such sale of Common Stock by Selling Stockholders must be accompanied by, or follow the delivery of, a prospectus filed with a current registration statement relating to the Common Stock being offered, unless a Selling Stockholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Stockholders, and any dealers or brokers that participate in the distribution of the Common Stock, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of Common Stock by them and any discounts, commissions, or concessions received by any such dealers or brokers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock may be sold by the Selling Stockholders from time to time in one or more transactions at a fixed offering price, which may be changed, or at prices that may vary through the period during which the securities may be offered, or at such other prices as may be negotiated by the Selling Stockholder and the purchaser at the time of sale. The Company does not intend to enter into any arrangement with any securities dealer concerning solicitation of offers to purchase the Common Stock.

     The Company estimates that it will incur costs of approximately $20,000 in connection with this offering for legal, accounting, printing, and other costs. Any separate costs of the Selling Stockholders will be borne by them. Commissions or discounts paid in connection with the sale of securities by the Selling Stockholders will be determined by negotiations between them and the broker-dealer through or to which the securities are to be sold and may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors.


                             LEGALITY OF SECURITIES

     The validity under the Nevada Revised Statutes of the issuance of the Common Stock have been passed on for the Company by Kruse, Landa & Maycock, L.L.C.


                                    EXPERTS

     The consolidated financial statements and the related supplemental schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Hein + Associates LLP, certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given on the authority of that firm as experts in accounting and auditing.

     The year end independent reserve dated December 31, 1995, incorporated by reference into this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, has been prepared by the firm of Malkewicz Hueni Associates, Inc., Golden, Colorado, as stated in its report, which is incorporated by reference and has been so incorporated by reference in reliance and upon such report given on the authority of that firm as experts in mining engineering.


     TABLE OF CONTENTS                             FORELAND CORPORATION

Section                  Page

SUMMARY AND INTRODUCTION ...3                     SHARES OF COMMON STOCK
RISK FACTORS ...............9
NO NET PROCEEDS ...........14
THE COMPANY ...............14
DILUTION ..................15
SELLING STOCKHOLDERS..... .15
MANAGEMENT............... .18
DESCRIPTION OF SECURITIES .18
PLAN OF DISTRIBUTION..... .22
LEGALITY OF SECURITIES... .23
EXPERTS.................. .23                          PROSPECTUS

     No dealer, salesman, or other
person has been authorized in
connection with this offering to give
any information or to make any
representation other than as
contained in this Prospectus and, if
made, such information or
representation must not be relied on
as having been authorized by the
Company.  This Prospectus does not
constitute an offer to sell or the
solicitation of an offer to buy any
securities covered by this Prospectus
in any state or other jurisdiction to
any person to whom it is unlawful to
make such offer or solicitation in
such state or jurisdiction.                           July     , 1996



                                    PART II

             ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the securities being registered:

     Securities and Exchange Commission
       registration fee                      $ 3,273
     Attorneys' fees                          11,000
     State "blue sky" fees and expenses
       (including attorneys' fees)             2,000
     Printing expenses                         2,000
     Miscellaneous                             1,727
                                             -------
               Total                         $20,000
                                             =======


All expenses with the exception of the Securities and Exchange Commission registration fee are estimates.


              ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     There is no statute, charter provision, bylaw, contract, or other arrangement under which controlling persons, directors, or officers are insured or indemnified in any manner against liability.


                               ITEM 16.  EXHIBITS

Exhibit Index

     The following exhibits are included as part of this registration statement:

                 SEC
  Exhibit     Reference
    No.          No.                      Title of Document                      Location

Item 3.                    Articles of Incorporation and Bylaws


3.01          3            Articles of Incorporation                         Incorporated by
                                                                             Reference(4)

3.02          3            Bylaws                                            Incorporated by
                                                                             Reference(4)

                           Instruments Defining the Rights of Security
                           Holders, Including Indentures


Item 4.


4.01          4            Specimen Common Stock Certificate                 Incorporated by
                                                                             Reference(1)

4.02          4            Designation of Rights, Privileges, and            Incorporated by
                           Preferences of 1991 Series Preferred Stock        Reference(1)

4.03          4            Designation of Rights, Privileges and             Incorporated by
                           Preferences of 1994 Series Convertible Preferred  Reference(8)
                           Stock

4.04          4            Designation of Rights, Privileges and             Incorporated by
                           Preferences of 1995 Series Convertible Preferred  Reference(13)
                           Stock

4.05          4            Designation of Rights, Privileges and             Incorporated by
                           Preferences of 1996 Series 6% Convertible         Reference(14)
                           Preferred Stock

4.06          4            Designation of Rights, Privileges and             Amendment No. 2
                           Preferences of
                           1996-2 Series 6% Convertible Preferred Stock

4.07          4            Designation of Rights, Privileges, and            This Filing
                           Preferences of
                           1996-3 Series 8% Convertible Preferred Stock

4.08          4            Form of Underwriter's Warrant to Purchase Units   Incorporated by
                                                                             Reference(10)

4.09          4            Warrant Agreement between the Company and Atlas   Incorporated by
                           Stock Transfer Corporation relating to X and Y    Reference(3)
                           Warrants

4.10          4            Amendment to Warrant Agreement between the        Incorporated by
                           Company and Atlas Stock Transfer Corporation      Reference(9)
                           relating to X and Y Warrants

4.11          4            Amendment to Warrant Agreement between the        Incorporated by
                           Company and Atlas Stock Transfer Corporation      Reference(10)
                           relating to X and Y Warrants

4.12          4            Form of Warrant Agreement between the Company     Incorporated by
                           and Atlas Stock Transfer Corporation relating to  Reference(10)
                           L Warrants

4.13          4            Warrant relating to $2.00 Warrants                Incorporated by
                                                                             Reference(10)

4.14          4            Form of Warrant Agreement between the Company     Incorporated by
                           and Atlas Stock Transfer Corporation relating to  Reference(13)
                           M Warrants

4.15          4            Warrants to Kevin L. Spencer and Jay W. Enyart    Original Filing

4.16          4            Warrant to First Geneva Holdings, Inc., relating  Original Filing to offering of 1996 Preferred Stock

Item 5.                    Opinion re Legality


5.01          5            Opinion and Consent of Kruse, Landa & Maycock,    Original Filing
                           L.L.C.

Item 10.                   Material Contracts


10.01         10           Option Agreement between N. Thomas Steele and     Incorporated by
                           Foreland Corporation, dated June 24, 1985**       Reference(12)

10.02         10           Option Agreement between Kenneth L. Ransom and    Incorporated by
                           Foreland Corporation, dated June 24, 1985**       Reference(12)

10.03         10           Option Agreement between Grant Steele and         Incorporated by
                           Foreland Corporation, dated June 24, 1985**       Reference(12)

10.04         10           Form of Options to directors dated April 30,      Incorporated by
                           1991 with respect to options previously granted   Reference(1)
                           1986**

10.05         10           Agreement Regarding Oil and Gas Investments,      Incorporated by
                           dated May 15, 1991, between the Company and       Reference(6)
                           Santa Fe Energy Resources, Inc.

10.06         10           Agreement Regarding Oil and Gas Investments,      Incorporated by
                           dated May 15,1991, between the Company and Santa  Reference(6)
                           Fe Operating Partners, Ltd.

10.07         10           Exploration Agreement, dated December 1, 1992,    Incorporated by
                           entered into by and between Santa Fe Energy       Reference(2)
                           Resources, Inc., Santa Fe Energy Operating
                           Partners, L.P., and the Company

10.08         10           Form of Placement Agent Warrant Agreement, dated  Incorporated by
                           February 4, 1993, between the Company and George  Reference(9)
                           E. Dullnig & Co.

10.09         10           Form of Executive Employment Agreement between    Incorporated by
                           the Company and executive officers, with form of  Reference(9)
                           letter and related schedule**

10.10         10           Form of Stock Appreciation Rights Agreement       Incorporated by
                           between the Company and officers, with related    Reference (9)
                           schedule**

10.11         10           Form of Nonqualified Stock Option between the     Incorporated by
                           Company and unrelated third parties, with         Reference(9)
                           related schedule

10.12         10           Operating Agreement between the Company and       Incorporated by
                           Enserch Exploration, Inc., and Berry Petroleum    Reference(9)
                           Company dated June 17, 1993 (as revised June 22,
                           1993)

10.13         10           Crude Oil Purchase Agreement between the Company  Incorporated by
                           and Crysen Refining, Inc., dated September 1,     Reference(8)
                           1993 (Nye County, Nevada)

10.14         10           Crude Oil Purchase Agreement between the Company  Incorporated by
                           and Crysen Refining, Inc., dated September 1,     Reference(8)
                           1993 (Eureka County, Nevada)

10.15         10           Loan Agreement by and among Foreland Corporation  Incorporated by together with its two subsidiaries Krutex Energy  Reference(8)
                           Corporation and Eagle Springs Production Limited
                           Liability Company and CapitalPro International,
                           Inc., dated April 30, 1994

10.16         10           Letters from Executive Officers re:  Salary       Incorporated by
                           deferrals**                                       Reference (13)

10.17         10           Conditional Letter of Acceptance dated June 22,   Incorporated by
                           1994, and related Farmout Letter Agreement        Reference(8)
                           between Yates Petroleum Corporation and Trail
                           Mountain, Inc.

10.18         10           Lease Agreement dated June 7, 1993, by and        Incorporated by
                           between Ulster Joint Venture and the Company      Reference(8)
                           regarding Union Terrace Office, as amended

10.19         10           Agreement dated August 9, 1994, between Plains    Incorporated by
                           Petroleum Operating Company and the Company       Reference(8)

10.20         10           Letter Agreement dated September 29, 1994,        Incorporated by
                           between the Company, Kanowa Petroleum, Inc., and  Reference (10)
                           D&R Investments relating to interest in Eagle
                           Springs lease.

10.21         10           Letter Agreement dated October 1, 1994, between   Incorporated by
                           Krutex Energy Corporation and Caldera & Clements  Reference (10)
                           Minerals regarding Lulling Farmout Agreement.

10.22         10           Letter Agreement dated September 28, 1994,        Incorporated by
                           between the Company and Mobil Exploration &       Reference (10)
                           Producing U.S., Inc. regarding the Rustler
                           Prospect Farmout Agreement.

10.23         10           Form of Options to employees, with related        Incorporated by
                           schedule                                          Reference (10)

10.24         10           Form of Promissory Notes relating to certain      Incorporated by
                           options exercised by officers, with related       Reference (10)
                           schedule

10.25         10           Form of Option granted pursuant to reload         Incorporated by
                           provisions of previously granted options with     Reference (10)
                           related schedule

10.26         10           Letter dated January 25, 1995 from Plains         Incorporated by
                           Petroleum Operating Company regarding Plains'     Reference (13)
                           election under the Agreement dated August 9,
                           1994.

10.27         10           Form of Letter Agreement dated March 8, 1995      Incorporated by
                           between the Company and Parsley & Parsley         Reference (13)
                           Development, L.P. regarding Exploration
                           Agreement.

10.28         10           Form of Letter Agreement dated March 24, 1995     Incorporated by
                           between the Company and Mobil Exploration &       Reference (13)
                           Producing U.S., Inc., regarding the Rustler
                           Prospect Farmout Agreement

10.29         10           Form of Registration Agreement relating to Units  Incorporated by
                           consisting of 1995 Series Preferred Stock and M   Reference (13)
                           Warrants

10.30         10           Crysen Refining, Inc., document respecting        Incorporated by
                           extension of Crude Oil Purchase Agreement         Reference (13)

10.31         10           Form of Registration Agreement relating to 1996   Original Filing
                           Series Convertible Preferred Stock
10.32         10           Amendment and Replacement of Acreage Exchange     Amendment No. 1
                           and Seismic Agreement dated September 1, 1995,
                           between Foreland Corporation, Hugoton Energy
                           Corporation and Maxwell Petroleum, Inc.

Item 23.                   Consents of Experts and Counsel


23.01         23           Consent of Kruse, Landa & Maycock, L.L.C.,        See Item 5
                           counsel to Registrant                             Original Filing

23.02         23           Consent of Hein + Associates LLP, certified       Amendment No. 2
                           public accountants

23.03         23           Consent of Malkewicz Hueni Associates, Inc.       Amendment No. 2

Item 24.                   Power of Attorney


24.01         24           Power of Attorney                                 See Signature
                                                                             Page
                                                                             to Original
                                                                             Filing

[FN]
(1)Incorporated by reference from the Company's registration statement on form S-2, SEC file number 33-42828.
(2)Incorporated by reference from the Company's annual report on form 10-K for the fiscal year ended December 31, 1992.
(3)Incorporated by reference from the Company's quarterly report on form 10-Q for the period ending March 31, 1993.
(4)Incorporated by reference from the Company's registration statement on form S-1, SEC file number 33-19014.
(5)Incorporated by reference from the Company's registration statement on form S-2, SEC file number 33-34970.
(6)Incorporated by reference from the Company's annual report on form 10-K for the fiscal year ended December 31, 1991.
(7)Incorporated by reference from the Company's annual report on form 10-K for the fiscal year ended December 31, 1993.
(8)Incorporated by reference from the Company's registration statement on form S-1, SEC file number 33-81538.
(9)Incorporated by reference from the Company's registration statement on form S-2, SEC file number 33-64756.
(10) Incorporated by reference from the Company's registration statement on form S-2, , SEC file number 33-86076.
(11) Incorporated by reference from the Company's quarterly report on form 10-Q for the period ending March 31, 1993.
(12) Incorporated by reference from the Company's annual report on form 10-K for the fiscal year ended December 31, 1985.
(13) Incorporated by reference from the Company's annual report on form 10-K for the fiscal year ended December 31, 1994.
(14) Incorporated by reference from the Company's annual report on form 10-K for the fiscal year ended December 31, 1995.

** Identifies each management contract or compensatory plan or arrangement required to be filed as an exhibit.


                             ITEM 17.  UNDERTAKINGS
Filings Incorporating Subsequent Exchange Act Documents by Reference (Regulation S-K, Item 512(b))

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Incorporated Annual and Quarterly Reports (Regulation S-K, Item 512(e))

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by article 3 of regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Rule 415 Offerings:  Post-Effective Amendments (Regulation S-K, Item 512(a))

     The undersigned Registrant will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

         (2) For the purpose of determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

Indemnification (Regulation S-B, Item 512(h))

     Insofar are indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lakewood, state of Colorado, on the 17th day of July, 1996.

                                   FORELAND CORPORATION
                                   (Registrant)


                                   By   /s/ N. Thomas Steele
                                     ----------------------------
                                     N. Thomas Steele, President


     Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities indicated and on the 17th day of July, 1996.

   /s/ N. Thomas Steele
- -----------------------------
N. Thomas Steele, Director
and President (Principal
Executive, Financial and
Accounting Officer)


   /s/ Dr. Grant Steele            By /s/ N. Thomas Steele
- -----------------------------        --------------------------
Dr. Grant Steele, Director           N. Thomas Steele,
                                     Attorney-in-Fact

   /s/ Kenneth L. Ransom
- -----------------------------
Kenneth L. Ransom, Director


   /s/ Bruce C. Decker
- -----------------------------
Bruce C. Decker, Director